EXHIBIT 99.1


    Contact:   Media    Jon Morgan or Adam Weiner

                        Kekst and Company
                        (212) 521-4800

           Investors    Gina Wilkinson
                        Cosi, Inc.
                        (212) 653-7111


FOR IMMEDIATE RELEASE
---------------------

Cosi Reports Fourth Quarter and Fiscal Year 2003 Results

NEW YORK, NY, March 29, 2004 -- Cosi, Inc. (Nasdaq: COSI) today reported results for the fourth quarter and fiscal year ended December 29, 2003, filed its 2003 Form 10-K, and released the Chairman's letter to shareholders that will accompany the Company's 2003 Annual Report.


Fourth Quarter 2003 Results

In the Company's first full quarter with its new management team in place, the Company recorded a ninth consecutive quarterly increase in comparable restaurant sales, an increase in net sales compared to the prior year's fourth quarter, and improvements in costs of goods sold and restaurant operating expenses compared to the first three quarters of 2003.

The Company recorded a net loss in the fourth quarter of $6.2 million, or ($0.34) per basic and diluted common share, compared with a loss of $11.6 million, or ($1.23) per basic and diluted common share during the fourth quarter of 2002.

During the fourth quarter of 2003, net sales increased 7.5% to $25.1 million, compared to $23.4 million for the fourth quarter of 2002. Comparable restaurant sales, as measured for restaurants in operation for more than 15 months, were up 3.9% in the fourth quarter of 2003 compared to a 4.5% increase in the fourth quarter of 2002.

As a percentage of sales, costs of goods sold and restaurant operating expenses were 26.7% and 62.1%, respectively, in the fourth quarter of 2003, representing improvements of 131 basis points and 49 basis points, respectively, from the first three quarters of 2003. In the 2002 fourth quarter, costs of goods sold and restaurant operating expenses as a percentage of sales were 27.1% and 60.8%, respectively.

General and administrative expenses in the fourth quarter of 2003 were $7.3 million. In the fourth quarter of 2002, general and administrative expenses were $4.9 million.

During the fourth quarter of fiscal 2003, the Company recognized $2.8 million of asset impairment and store disposal costs and $3.0 million of income related to the reversal of lease termination accruals.

The Company operated 89 restaurants at the end of the fourth quarter of 2003 and currently operates 88 restaurants. Four locations remain under consideration for closure. As previously announced, the Board of Directors concluded during the first quarter of 2003 that the Company's financial performance would be strengthened by closing in an orderly fashion as many as 13 of the Company's restaurants, three of which were closed in each of the first and third quarters of fiscal 2003, and another two of which were closed in the fourth quarter of fiscal 2003. Subsequent to the end of the fourth quarter, the Company closed one additional location. Future closings will be based upon store performance, or the Company's ability to negotiate acceptable terms with landlords to terminate the leases for those units, or its ability to locate acceptable sub-tenants or assignees for the leases at those locations.

During the fourth quarter of fiscal 2003, the Company completed a rights offering, generating approximately $6.8 million in net proceeds, and converted approximately $4.5 million of senior secured notes issued by the Company into approximately 3 million shares of common stock at a conversion price equal to the per share purchase price in the rights offering.

On December 29, 2003, the Company's cash and cash equivalents were $8.0 million, compared with $3.2 million as of the end of the third quarter of fiscal 2003 and $13.0 million on December 30, 2002.

Fiscal Year 2003 Results

Cosi also announced results for the fiscal year ended December 29, 2003. The Company's net loss was $26.6 million, or ($1.54) per basic and diluted common share, on sales of $107.3 million, compared with a net loss of $29.1 million, or ($5.04) per basic and diluted common share, on sales of $84.4 million in fiscal 2002.

Comparable store sales for the year increased 4.7% over 2002. As a percentage of sales, costs of goods sold and restaurant operating expenses were 27.7% and 63.1%, respectively, in the 2003 fiscal year, compared to 26.9% and 60.2%, respectively, in fiscal year 2002.

General and administrative expenses in 2003 were $23.2 million, or $19.6 million when excluding the impact of $3.6 million in one-time costs related to employee severance, compared with general and administrative expenses of $17.8 million in 2002.

During fiscal 2003, the Company recognized $8.5 million of asset impairment and store disposal costs and $3.4 million of income related to the reversal of lease termination accruals, compared to $1.0 million of asset impairment and store disposal costs and $1.2 million of income related to the reversal of lease termination accruals in fiscal 2002. Additionally, fiscal 2002 results included a charge of $5.1 million for loss on early extinguishment of debt.

Letter to Shareholders

Attached to this press release is a copy of Executive Chairman William D. Forrest's letter to Cosi's shareholders, discussing 2003 results and accomplishments and the Company's outlook for 2004. The letter will accompany the Company's 2003 Annual Report.

Teleconference

The Company will host a teleconference to discuss its fourth quarter and fiscal year 2003 results, and its plans for 2004, on Tuesday, March 30, 2004, at 8:00 a.m. Eastern time. Investors and analysts may participate by calling (800) 305-2862 (domestic only) or (706) 634-1979. Members of the media and others may listen by calling (888) 291-6736.

About Cosi, Inc.

Cosi (www.getcosi.com) is the premium, convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features Square bagels, Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a quirky, relaxed place that always provides a fresh and new dining experience.

The Cosi vision is to become America's favorite quality, convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

There are more than 80 Cosi locations in eleven states including Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Virginia, Maryland, Illinois, Ohio, Michigan, Wisconsin and the District of Columbia.

A copy of the aforementioned letter to shareholders and Cosi's "safe harbor" statement under the Private Securities Litigation Reform Act of 1995 follow.

Chairman's Letter

March 29, 2004

Fellow shareholders:

The Board of Directors and I believe that, today, your Company is stronger and better positioned to achieve profitable growth than at any other time in its history. This past year was a year of decisive actions and important progress designed to revitalize the Company and capitalize on its assets. While Cosi's 2003 financial results were unsatisfactory, Cosi's Board and management team expect the efforts and actions taken in 2003 to bear positive results for our shareholders.

2003 RESULTS

Cosi reported a net loss for the fiscal year 2003 of $26.6 million, or ($1.54) per share, on sales of $107.3 million. These results, however, do not tell the full story.

Cosi's top-line performance continues to demonstrate the power of the Cosi brand. Comparable restaurant sales, as measured for restaurants in operation for more than 15 months, grew 4.7% in 2003 compared to the prior year, an extraordinary rate in our industry. More impressive still is the fact that Cosi has sustained its comparable store growth rate over time: our 2003 fourth quarter marked the ninth consecutive quarter of comparable restaurant sales improvement.

Late in 2003, Cosi began reaping the benefits of the focus and experience that its new senior management team, led by President and Chief Executive Officer Kevin Armstrong, has brought to the Company. In their mission to effect dramatic improvements in business performance, Cosi's leadership aggressively and methodically examined and attacked every line item in the Company's P&L. The early results of their efforts are excellent. From September through December 2003 - the first four months that the full management team was together -- costs of goods sold improved by 150 basis points compared with the first eight months of the year, and restaurant operating expenses decreased by 77 basis points. (For the full year, costs of goods sold and restaurant operating expenses represented 27.7% and 63.1%, respectively, of net sales.) Further below I will discuss in greater detail our efforts to improve significantly our operations, and our accomplishments in that regard.

SIGNIFICANT INITIATIVES AND ACCOMPLISHMENTS

Early in 2003, before I joined Cosi, the Company's Board of Directors demonstrated its commitment to performance by taking difficult but decisive actions. The Board's confidence in Cosi's concept and in the opportunities presented by the fast casual restaurant segment, and its resolve to strengthen the Company so that Cosi can achieve its potential, set the tone for all that has followed.

After I joined the Board last spring, we adopted a four pillar strategy to revitalize Cosi, and we are pleased with the progress we have made in each component of the plan. The four pillars, and our accomplishments against each, are:

   o  Pillar One: Build a world class leadership team
      ------------------------------------------------
      The Board and I firmly believe that the most important determinant of success in the restaurant industry is the quality of an organization's people. Moreover, we are convinced that to be successful in the restaurant industry's emerging fast casual sector, companies require senior management who combine two distinct skill sets: first, the culinary expertise and understanding of guests' expectations necessary for success in the casual dining sector, and second, the operating discipline required to ensure profitability in the quick service restaurant sector.

      With more than 100 years of experience in the restaurant industry, I believe Cosi's seasoned senior management team possesses the talent and expertise to deliver a high quality, differentiated product for our guests in a highly efficient manner for our shareholders. Between July and September of 2003, Cosi hired four executives, each with more than 20 years of experience in their field of expertise: President and Chief Executive Officer Kevin Armstrong, Chief Financial Officer Mark Stickney, Vice President of Food & Beverage Paul Seidman, and Vice President of Marketing David Winkel. These key new additions joined Gilbert Melott, formerly Vice President of People and recently named Executive Vice President of Operations and People; Jay Wainwright, Vice President of Concept Development and a founder of Cosi; and me.

      When I joined Cosi's Board, I was confident that Cosi operated in a highly attractive sector of the restaurant industry and that it had a compelling concept. When I saw the early results of combining our brand and market with the talent of our new senior management team, I was so confident in Cosi's future that I left my previous career as a Managing Director of Gleacher Partners to devote my full professional time to Cosi.

      Cosi has a strong organization made up of committed professionals who are as excited as I am by the opportunity we have to make Cosi a highly successful company. In 2004 we will continue to seek out talented personnel who can make a significant positive impact on our performance.

   o  Pillar Two: Strengthen operating disciplines
      --------------------------------------------
      As described earlier, Cosi's operational performance between September and December 2003, when the full management team was in place, was the result of management's relentless effort to identify and execute against opportunities for improvement in every line item of the P&L with respect to both restaurant unit and corporate activity.

      At the unit level, we reduced restaurant operating expenses by lowering labor costs through more detailed hourly scheduling reviews, shortening breakfast hours at certain stores, and implementing other restaurant spending control measures. We improved costs of goods sold by putting in place fixed dollar cost standards, training and accountability at the unit level, and superior purchasing protocols.

      At the corporate level, we pursued marketing initiatives to increase sales and profitability; identified 13 stores for possible closure, and closed eight in 2003 and a ninth earlier this year; integrated field operations and support center personnel to identify opportunities and solve execution issues; and conducted a thorough study that measured, and allows us to continue to track, customer satisfaction and the strength of the Cosi brand. This data yielded significant results: Cosi's customer satisfactions levels are well above the industry average, while dissatisfaction levels are among the lowest in the industry.

      Cosi's actions and accomplishments in strengthening our operating disciplines have created two broad and important benefits. First, we achieved material restaurant unit operating margin improvement in the final four months of 2003 compared with the first eight months of the year. These hard results give us confidence in Cosi's prospects for 2004 generally. More important, I believe they allowed the Board and management to develop plans and projections for 2004 with confidence that the Company can achieve them.

      The second significant result of Cosi's progress in strengthening our operating disciplines is that turnover among Cosi's partners and management has dropped significantly since the end of the 2003 third quarter compared to the first half of the year. In the restaurant industry, lower turnover translates to lower training costs and a more consistent and satisfying customer experience that strengthens brand loyalty. It is also a key indicator of the overall health of a foodservice organization, and so I am very proud that Cosi is not only attracting talented people but also retaining them.

   o  Pillar Three: Ensure that the business model is replicable
      ----------------------------------------------------------
      Early in 2003, Cosi made the decision to pursue a franchising program to complement Company-owned store growth. In support of this strategy: we conducted a methodical and thorough study of our customer and our most attractive potential markets; we redefined and clarified our brand positioning; we developed a store design prototype that simplifies operations and improves the guest experience; and we developed the franchising program and infrastructure.

      These actions paved the way for important and positive developments in March 2004.

      Recently, the first Cosi location employing our next generation store design -- the design that will be used in new Company-owned and franchised stores -- opened in Avon, Connecticut, along with a new logo (a flame within a hearth) and motto ("Simply Good Taste(TM)") that more effectively support our brand. Our new store design is more intuitive and comfortable for guests, and easier to operate for our managers.

      We believe our store design also strategically supports Cosi's brand with respect to a distinct trend we observe in the marketplace. Due to better educations, rising affluence, niche marketing, and the effect of the Internet, consumers today have more exposure and easier access to higher quality and more diverse products and tastes. Consumers therefore bring to every retail interaction a higher expectation of quality and customization. For retailers, this trend means that there is diminishing opportunity to provide value, or the perception of value, through products alone. Increasingly, the opportunity to surpass customers' expectations lies in the experience that a retailer can provide a guest. The Cosi brand is very much in tune with this consumer trend, and we believe that guests visiting Cosi of Avon will feel a distinct difference from other dining alternatives: a higher quality, more memorable and personal experience that they will enjoy, value and want to repeat.

      In another important recent development, Cosi completed its franchise Offering Circular and is now eligible to offer franchises in 32 states. The Company also commenced the franchise registration process in eleven additional states, and we expect to begin offering franchises in those states in the second quarter of this year. We believe Cosi's new store design will be an important strategic asset in our franchising effort.

   o  Pillar Four: Complete a rights offering to ensure sufficient working
      --------------------------------------------------------------------
      capital
      -------
      In December 2003, Cosi successfully completed a rights offering, generating approximately $6.8 million net proceeds and converting approximately $4.5 million of senior secured notes issued by the Company into approximately 3 million common shares. These additional funds have provided a vital bridge for the Company as management undertakes initiatives to improve profitability and strengthen the balance sheet. It is a tribute to our shareholders and their belief in Cosi's concept and leadership that they responded to the offering so enthusiastically. Approximately 46% of outstanding shares participated in the rights offering, generating over-subscriptions of $6.8 million. Cosi's Board and management were gratified by this demonstration of support and confidence at an important time for the Company.

I believe the four pillars Cosi has constructed in less than a year form a solid foundation for our Company and position Cosi for continued meaningful improvement in 2004.

OUR 2004 OUTLOOK

We continue to believe that the fast casual restaurant segment in which Cosi competes is the most attractive segment in the restaurant industry. We believe the segment's growth is driven by the trend of educated consumers increasingly demanding high -- quality, sophisticated and healthy food, without sacrificing the convenience to which they have become accustomed. Cosi's brand is well positioned in this market.

In 2004, we expect the accomplishments of Cosi's new management team and nearly 2,900 partners to become apparent to our shareholders and business partners, as well as our customers. On a unit operating basis, we expect the strength of our brand and our marketing initiatives to generate comparable restaurant sales growth of 4%-5%; menu design and restaurant spending control measures to result in costs of goods sold of approximately 25% of sales; and labor and cost management practices to result in restaurant operating expense of approximately 59% of sales. We believe that general and administrative expenses will be approximately $15 million for the year. We currently operate 88 restaurants, four of which remain under consideration for closure. Thus, we expect that our full-year 2004 store base will be between 84 and 88 units.

Based on these 2004 targets, we currently expect earnings before interest, taxes, depreciation and amortization (EBITDA) to turn positive in the second quarter of 2004, and we further currently expect to have positive EBITDA for 2004 on a full year basis.

We also expect in 2004 to carry out growth plans that should increase sales and EBITDA in future years while bringing the Cosi brand to new geographic markets in the United States. We soon will begin identifying and selecting area developers and franchisees. We are actively pursuing partnership opportunities to site Cosi stores within complementary retailers. And we will continue to evaluate our customer base and prudently select new target locations for when we resume opening Company-owned stores.

IN CONCLUSION

A year ago, I believe Cosi had an outstanding product in a fast growing market, but strategic and operational changes were necessary. Today I believe Cosi has the strategy and people in place to begin capitalizing on its advantages and building value for shareholders.

Were it not for Cosi's dedicated partners and supportive shareholders, we would not have accomplished what we have over the past year and we would not be positioned as we currently are. Cosi's partners quickly embraced change and produced results, and on behalf of the Board of Directors and management of Cosi, I deeply appreciate their efforts and energy. And to you, our shareholders, know that your confidence in Cosi was one of our most valuable assets in 2003, and Cosi's Board and management are committed to earning your trust anew in 2004.

Thank you for your investment in Cosi. I look forward to reporting to you on our progress during the year.

Respectfully,


William D. Forrest
Executive Chairman


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," " strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products; fluctuations in our quarterly results; labor shortages or increased labor costs; the rate of our internal growth, and our ability to generate increased revenue from existing restaurants; our ability to effectively manage our business with a reduced general and administrative staff; our ability to incorporate a franchising and area developer model into our strategy; the availability and cost of additional financing, both to fund our existing operations and to grow and open new restaurants; our ability to generate positive cash flow from operations; increased government regulation; changes in consumer preferences and demographic trends; supply and delivery shortages or interruptions; increasing competition in the fast casual dining segment of the restaurant industry; market saturation due to new restaurant openings; expansion into new markets; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.